EXHIBIT 10.3
ASTRONICS CORPORATION
1997 DIRECTOR STOCK OPTION PLAN
ARTICLE I
PURPOSE
     The purpose of this 1997 Director Stock Option Plan (the “Plan”) is to advance the interest of ASTRONICS CORPORATION, a New York corporation (the “Company”), by encouraging the efforts of directors of the Company who are not employees, by heightening the desire of such persons to continue in their service and by assisting the Company to compete effectively with other enterprises for new directors.
ARTICLE II
GRANTING OF OPTIONS
     Subject to the terms and conditions of this Plan, the Company may issue options (“Options”) to purchase up to one hundred thousand (100,000) shares of its $.01 par value Common Stock (“Shares”) to persons eligible to participate under Section 4.1 below. One hundred thousand (100,000) of the Company’s authorized but unissued shares of Common Stock are hereby reserved for issuance under this Plan; provided, however, that treasury shares shall also be available for issuance under this Plan at the Company’s discretion. Any Share subject to an Option that terminates for any reason other than exercise may be made subject to a subsequent Option.
ARTICLE III
TERM
Section 3.1 Effective Date.
     This plan shall become effective upon its adoption by the Board of Directors. The Plan shall be submitted to the shareholders of the Company for their approval within twelve months of such adoption. No Option shall be exercisable unless and until the shareholders of the Company have approved the Plan.
Section 3.2 Termination.
     This Plan shall terminate when all of the Shares have been acquired through exercise of Options or ten (10) years from the effective date as set forth in Section 3.1 above, unless sooner terminated by the Board of Directors. Any Option outstanding under this Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of this Plan.
ARTICLE IV
PARTICIPANTS
Section 4.1 Eligible Directors.
     Options may be granted to directors of the Company unless at the time of grant they are also an officer or employee of the Company or any of its subsidiary corporations. As used in this Plan, “Participant” means a director of the Company and includes a director’s legal representative if he or she is incompetent or deceased, or any other person who acquires the legal right to exercise a Participant’s Options.

ARTICLE V
GENERAL TERMS
Section 5.1 Written Agreement.
     Options shall be evidenced by a written Option Agreement that shall contain such terms and conditions as this Plan requires and such additional provisions as the Committee, as defined in Section 6.1, may deem necessary or appropriate in its sole discretion and that do not conflict with the provisions of this Plan. Each Option Agreement shall be signed by the Participant and an officer of the Company designated by the Committee. Options granted pursuant to this Plan need not be identical, but each Option shall be subject to the terms and conditions set forth in this Plan.
Section 5.2 Time of Grant.
     Options shall be granted only during the thirty (30) day period commencing one week after a press release announcing quarterly or annual results of operations of the Company.
Section 5.3 Price.
     The purchase price of the Shares under each Option shall be as determined by the Committee, but in no event less than the fair market value of the Shares optioned on the date of granting. “Fair market value” shall be deemed to be:
1.	The closing price on the date of grant as reflected in reports of the automated quotation service or national securities exchange on which the price of the Shares is reported.

In all cases where the Shares are selling ex-dividend on the date of grant, the amount of the dividend shall be added to the ex-dividend quotation to determine the fair market value of the Shares as of the date of grant; or

2.	If the fair market value cannot be established under the provisions of (1) above, then the “fair market value” shall be that value determined in good faith by the Board of Directors based on a consideration of the following relevant factors: the Company’s net worth, prospective earning power, its dividend paying capacity, the value of its underlying assets, and any other factors such as the goodwill of the business, the economic outlook in the industry, the Company’s position in the industry and its management, and the value of securities of corporations engaged in the same or similar businesses which are listed on a national securities exchange. The weight to be accorded by comparisons or any other evidentiary factors considered by the Board of Directors in the determination of value will depend on the particular circumstances applying at the time. In every case, the determination of the Board of Directors shall be final.
Section 5.4 Payment of Exercise Price; Taxes.
     5.4.1. The exercise price of each Option shall be paid in full at the time of exercise by cash or certified check or the exchange of Shares, or a combination of both such that the sum of (a) the aggregate fair market value (as of the exercise date) of the Shares exchanged by the Participant (as determined by the Committee), and (b) the cash paid, equals the total exercise price of the Option.
     5.4.2. If the exercise of an Option gives rise to an obligation of the Company to withhold state or federal income or other taxes, or gives rise to any other tax liability of the Company of any kind, the Participant shall tender the amount of such tax to the Company along with the exercise price, unless the incidence of such tax cannot lawfully be placed on the Participant.
Section 5.5 Exercise of Options.
     Options shall be exercisable as provided in the Option Agreement. In no event shall Options be exercised during the six (6) month period immediately following such grant.

Section 5.6 Duration of Option.
     Each Option shall be exercisable for so long as the Participant is a director of the Company and, to the extent that the Option is exercisable on the date of termination of the Participant’s directorship, for thirty (30) days thereafter, but not longer than ten (10) years from the date the Option is granted. Nothing in this Plan requires Options to be exercisable upon grant.
Section 5.7 Death or Disability.
     If a Participant dies or is “permanently and totally disabled” (within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended [“Code"]) while serving as a director of the Company, the thirty (30) day period specified in Section 5.6 above shall be one (1) year.
Section 5.8 Misconduct.
     If a Participant is determined by the Committee to have committed an act of embezzlement, fraud, dishonesty, deliberate or repeated disregard for the rules of the Company, unauthorized disclosure of any of the trade secrets or confidential information of the Company, unfair competition with the Company, inducement of any customer of the Company to breach a contract with the Company, inducement of any principal for whom the Company acts as agent to terminate that agency relationship or any culpable degree of negligence, then neither the Participant nor the Participant’s estate shall be entitled to exercise any Option after termination of the Participant’s directorship, whether or not, after termination of such directorship, such Participant may receive payment from the Company for services rendered prior to termination, services for the day on which termination occurs, or other benefits.
Section 5.9 Transferability of Option.
     Options shall be transferable only by will or the laws of descent and distribution.
Section 5.10 No Employment Agreement.
     No Option Agreement, nor anything contained in this Plan, shall confer upon any Participant any right to continue as a director of the Company nor limit in any way the right of the Company, or the shareholders thereof, to terminate a Participant’s directorship at any time.
Section 5.11 Adjustments to Options.
     Subject to the general limitations of this Plan, the Committee may make any adjustment in the exercise price, term, or any other provision of an Option by cancelling an outstanding Option and subsequently regranting the Option or by amendment or substitution of an outstanding Option. Options that have been so amended, substituted, or regranted may have higher or lower exercise prices, have longer or shorter terms, or be subject to different rights and restrictions than prior Options. The Committee may also adjust the number of Options granted to a Participant by cancelling outstanding Options or granting additional Options. Except for amendments necessary to ensure compliance with any applicable state or federal law, no such amendment shall impair a Participant’s rights and privileges pursuant to the grant of an Option without the consent of the Participant.
Section 5.12 Form of Agreement.
     The Committee shall adopt a form of Option Agreement to be used pursuant to this Plan and may modify, add to, or delete from the form as it shall deem appropriate, subject to the provisions set forth herein.
ARTICLE VI
ADMINISTRATION AND AMENDMENT OF THE PLAN
Section 6.1 The Committee.

     This Plan shall be administered by a committee (“Committee”) of at least two persons not eligible to participate in the Plan and who are appointed by the Board of Directors and may or may not be members of the Board. The Board of Directors shall fill vacancies on the Committee and may from time to time remove members from, or add members to, the Committee, provided that at all times the Committee shall have at least two members. The Committee shall act pursuant to the written consent of a majority of its members or the majority vote of its members at any meeting thereof.
Section 6.2 Committee Rights and Powers.
     Subject to this Plan and to the supervision of the Board of Directors, the Committee shall have the authority and discretion:
(a)	to determine which of the Company’s directors shall receive Options;

(b)	to determine when Options shall be granted (subject to Section 5.2 above);

(c)	to determine the terms and conditions of Options (which terms and conditions may differ between Options);

(d)	to interpret the Plan; and

(e)	to take such action as is necessary or appropriate to the administration of the Plan.
     All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants (subject to review by the Board of Directors in its sole and absolute discretion).
Section 6.3 Administration.
     The Committee from time to time may adopt rules and regulations for implementing this Plan, and it may from time to time suspend or terminate this Plan or make such changes and additions hereto as it may deem desirable, without further action on the part of the Board of Directors or the shareholders of the Company; provided, however, that unless the Company’s shareholders shall have first given their approval, then (a) the total number of Shares that may be purchased under the Plan shall not be increased except as otherwise provided in this Plan; (b) the description of the persons eligible to receive Options shall not be changed; and (c) the minimum exercise price shall not be changed. The suspension, termination or amendment of this Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Options theretofore granted under this Plan.
ARTICLE VII
ADJUSTMENT OF AND CHANGES IN STOCK
Section 7.1 Changes in Stock; Stock Dividends.
     If the Shares presently constituted are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of Shares shall be increased through the payment of a stock dividend or other distribution, then notwithstanding any other provision of this Plan, there shall be substituted for or added to each Share subject to this Plan the number and kind of shares of stock or other securities into which each outstanding Share shall be entitled, as the case may be. Outstanding Options shall also be amended as to price and other terms if necessary to reflect the foregoing events. If there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or that may be granted under this Plan, such adjustment shall be made in accordance with such determination.
Section 7.2 Termination of Business.
     Upon any merger of the Company with another corporation where the Company is not the surviving corporation, dissolution or liquidation of the Company, sale of substantially all the property of the company, or the acquisition of more than 80% of the voting power of the stock of the Company by another corporation, then the Company shall have the right, at its option, to do any of the following:
(a)	provide for the continuance of this Plan and all outstanding Options granted hereunder;

(b)	permit the immediate exercise of all outstanding Options not otherwise immediately exercisable;

(c)	terminate all outstanding Options, whether exercisable or not, by paying each holder an amount equal to the aggregate current market price of Shares underlying the Options held by the holder less the aggregate exercise price of such Shares; or

(d)	terminate this Plan and all Options granted hereunder after giving written notice to all holders of exercisable Options informing them of the Company’s intention to terminate the Options and giving the holders a reasonable opportunity to exercise their exercisable Options.
Section 7.3 Fractional Shares.
     No right to purchase fractional Shares shall result from any adjustment in Options pursuant to this Article VII. In the case of any such adjustment, the Shares subject to Options of each Participant shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each holder of Options that shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.
ARTICLE VIII
BINDING ON HEIRS, SUCCESSORS AND ASSIGNS
     Except as provided in Section 7.2 above, this Plan shall inure to the benefit of, and be binding upon, each successor to the Company. All obligations imposed upon the Participants and all rights granted to the Company under this Plan shall be binding upon each Participant’s heirs, legal representatives, and successors. This Plan and the Option Agreements executed between the Company and each Participant shall be the sole and exclusive source of any and all rights that each Participant and his or her heirs, legal representatives, or successors may have in respect to this Plan or any Options or Shares granted hereunder, whether to the Participant or to any other person.
ARTICLE IX
TAX STATUS
     Options granted hereunder are not intended to be eligible for favorable tax treatment under Section 422 of the Code. The Company does not hereby, nor by way of any Plan, document, or otherwise, attempt to make any representation to any person, including the Participants, with respect to the tax effect on such person of the grant or exercise of an Option or the subsequent disposition of Shares obtained by the exercise of an Option pursuant to this Plan or any other aspect of this Plan.
ARTICLE X
PLAN GOVERNS
     If there is any discrepancy between this Plan and any documents related to this Plan, including any Option Agreement, this Plan shall govern. Nothing contained in this Plan shall be construed to constitute, or be evidence of, any right in favor of any person to receive Options hereunder or any obligation on the part of the Company to issue Options.